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Exhibit 99.1

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1

MAGNA ENTERTAINMENT CORP.
SELLS SHARES IN THE MEADOWS TO MILLENNIUM GAMING AND
AN OAKTREE CAPITAL MANAGEMENT FUND

November 9, 2005, Aurora, Ontario, Canada — Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) today announced that it has entered into a share purchase agreement with PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc., and a fund managed by Oaktree Capital Management, LLC ("Oaktree" and together, with PA Meadows, LLC, "Millennium-Oaktree"), providing for the acquisition by Millennium-Oaktree of all of the outstanding shares of Washington Trotting Association, Inc. ("WTA"), Mountain Laurel Racing, Inc. ("MLR") and MEC Pennsylvania Racing, Inc. ("PAR"), each wholly owned subsidiaries of MEC. WTA, MLR and PAR are the entities through which MEC currently owns and operates The Meadows, a standardbred racetrack in Washington County, Pennsylvania. The sale is scheduled to close following receipt of approval from the Pennsylvania Harness Racing Commission, receipt by the The Meadows of a Conditional Category 1 slot license pursuant to the Pennsylvania Race Horse Development and Gaming Act, and certain other customary closing conditions. Under the terms of the share purchase agreement, Millennium-Oaktree will pay MEC $225 million and MEC will continue to manage racing operations at The Meadows on behalf of Millennium-Oaktree pursuant to a minimum 5-year racing services agreement.

Tom Hodgson, President and Chief Executive Officer of MEC commented: "We are extremely pleased to establish a relationship with Millennium and Oaktree, and we look forward to the possibility of working with them on other projects in the future. The sale of The Meadows will allow MEC to significantly reduce our outstanding debt and strengthen our balance sheet, and will position us to further focus on our premier racing assets, and other gaming opportunities. At the same time, we will remain heavily involved with The Meadows and will develop our relationship with Millennium and Oaktree as we continue to manage The Meadows' horse racing side of the business."

About The Meadows

The Meadows has a year-round racing schedule encompassing approximately 210 live racing days, together with daily simulcast wagering at the track and at its five off-track betting (OTB) locations in the greater Pittsburgh area. The Meadows exports its simulcast signal to approximately 240 off-track and inter-track wagering facilities in the United States, Canada and the Caribbean. In July 2004, legislation was enacted in Pennsylvania that entitles The Meadows to apply for a license to operate between 1,500 and 3,000 slot machines, subject to future expansion of up to 2,000 additional slot machines upon satisfaction of certain conditions.

About Millennium Gaming and Oaktree

Millennium Gaming, Inc. is the controlling shareholder of Cannery Casino Resorts, LLC. Cannery Casino Resorts, LLC owns and operates the Cannery Casino & Hotel in North Las Vegas, at the corner of Craig and Losee Roads as well as operates the Rampart Casino at the Resort at Summerlin which is located within the JW Marriott Resort. Cannery Casino & Hotel features 201 guest rooms; a 65,000 square-foot gaming area; a five-story covered garage with 1,903 parking spaces and The Club, an indoor/outdoor entertainment and festival venue and pool area. More information on The Cannery Casino & Hotel can be viewed on the Web at www.cannerycasinos.com. The Rampart Casino at The Resort at Summerlin, a Mediterranean-style luxury four-star hotel, casino and spa complex located at 221 N. Rampart Blvd., Las Vegas, Nevada. 89145. Additional information on Rampart Casino can be found on the Web at www.rampartcasino.com.

Company principals William J. Paulos and William C. Wortman have nearly 60 years of gaming management experience between them in all aspects of the industry — from casino finance and hotel administration, to entertainment, and food and beverage, to serving as chief operating officers and chief executive officers for such companies as Caesars World, Inc.; Circus Circus Enterprises, Inc.; Primadonna Resorts, Inc.; and Crown Casino Corp. in Australia.

Oaktree Capital Management, LLC is a Los Angeles based investment management firm with approximately $30 billion in assets under management in specialized investment strategies. These strategies include private equity, distressed debt, high yield bonds, convertible securities, emerging market equities, real estate and mezzanine debt. Oaktree's institutional clients include Fortune 100 companies, large public pension funds, university endowments, private foundations and high net worth individuals.

About Magna Entertainment Corp.

MEC is North America's largest owner and operator of horse racetracks, based on revenue. It develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering system, and Horse Racing TV®, a 24-hour horse racing television network, as well as RaceONTV™ and MagnaBet™ internationally.

This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. All forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Such risks and uncertainties include those set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, under the heading "Business-Risk Factors". Other important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the parties' ability to complete the transaction described, competition and changes in laws and regulations. Forward- looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable we can give no assurance that such expectations will prove to be correct.

Brian J. Budden
Vice President, Corporate Development
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario L4G 7K1
Telephone: (905) 726-7076
Website: www.magnaent.com

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MAGNA ENTERTAINMENT CORP. SELLS SHARES IN THE MEADOWS TO MILLENNIUM GAMING AND AN OAKTREE CAPITAL MANAGEMENT FUND